PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP THIRD QUARTER NET INCOME INCREASES 43.5%

QUAKERTOWN, PA (October 26, 2011) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the third quarter of 2011 of $2,322,000, or $0.73 per share on a diluted basis. This represents a 43.5% increase compared to net income of $1,618,000, or $0.52 per share on a diluted basis, for the same period in 2010.

For the nine month period ended September 30, 2011, QNB reported net income of $6,968,000, or $2.21 per share on a diluted basis. This represents a 28.9% increase in net income compared to the $5,407,000, or $1.74 per share on a diluted basis, reported for the nine month period ended September 30, 2010. The results for the nine months ended September 30, 2011 represent record profits for QNB for a nine month period.

Net income expressed as an annualized rate of return on average assets and average shareholders’ equity was 1.07% and 14.31%, respectively, for the quarter ended September 30, 2011 compared with 0.82% and 11.01%, respectively, for the quarter ended September 30, 2010. For the nine-month periods the annualized rate of return on average assets and average shareholders’ equity was 1.12% and 14.88%, respectively, for the period ended September 30, 2011 compared with 0.94% and 12.69%, respectively, for the period ended September 30, 2010.

“We are very pleased with the continued strong financial performance of the Company. Despite the uncertain economic environment which has resulted in apprehension of businesses and consumers to borrow, QNB’s financial performance remains near the top of its peer group as evidenced by its return on average assets and return on average equity”, stated Thomas J. Bisko, Chief Executive Officer. “In addition, deposit growth was extremely strong during the third quarter of 2011 and QNB remained a “well capitalized” institution by all regulatory guidelines.” Mr. Bisko noted, “The indicated annual cash dividend of $1.00 per share represents a yield of 4.65% based upon the closing price of a share of QNB Corp. on September 30, 2011.”

Net Interest Income and Net Interest Margin
Growth in net interest income continues to be a significant contributor to the Company’s outstanding performance. Net interest income for the quarter ended September 30, 2011 totaled $7,080,000, an increase of $439,000, or 6.6%, over the same period in 2010. Negatively impacting net interest income in the third quarter of 2011 was the reversal of $70,000 in interest income on loans that were placed on nonaccrual status during the quarter.

Strong growth in deposits and the investment of these deposits into the securities portfolio was the primary contributor to the increase in net interest income when comparing the two quarters. Average earning assets grew by $76,016,000, or 10.1%, when comparing the third quarter of 2011 to the same period in 2010, with average investment securities increasing $70,319,000, or 26.8%. On the funding side, average deposits increased $74,863,000, or 11.2%, with average transaction accounts increasing $94,043,000, or 26.5%. The growth in transaction accounts is largely due to the success of QNB's Online eSavings account and the seasonal tax deposits of several local school districts and municipalities. Offsetting a portion of this growth was a decline in average time deposits of $19,180,000 when comparing the third quarter 2011 with the same period in 2010.

With the growth in earning assets occurring in the investment portfolio, the mix of earning assets changed which contributed to a decline in the net interest margin, as investment securities generally earn a lower yield than loans. In addition, the Federal Open Market Committee’s announcement that they were likely to leave the federal funds rate at exceptionally low levels through mid-2013 and their decision to purchase longer term Treasury securities in an effort to further reduce longer term interest rates had the impact of reducing interest rates to historically low levels. As a result, a significant amount of higher yielding bonds with call features were called and prepayments on mortgage-related securities increased, with these proceeds being reinvested in lower yielding investment securities. The net interest margin for the third quarter of 2011 was 3.63% compared to 3.75% for the third quarter of 2010 and 3.84% for the second quarter of 2011. The reversal of interest on loans placed on non-accrual noted above had a negative impact of approximately three basis points on the net interest margin for the third quarter of 2011.

The average rate earned on earning assets declined 46 basis points from 5.05% for the third quarter of 2010 to 4.59% for the third quarter of 2011 with loans and investment securities declining from 5.86% and 3.94%, respectively, for the third quarter of 2010 to 5.61% and 3.45%, respectively, for the third quarter of 2011, a decline of 25 basis points and 49 basis points, respectively. In comparison, the cost of interest-bearing liabilities declined 38 basis points from 1.47% to 1.09% over the same time periods. The interest rate paid on interest-bearing deposits declined by 39 basis points to 1.00% for the third quarter of 2011 compared to the third quarter of 2010. The decline in the rate paid on deposits largely resulted from the repricing of time deposits, interest-bearing transaction accounts and money market accounts at lower market rates. Lower-cost time deposits was the greatest contributor with the average rate paid on time deposits declining 48 basis points from 1.99% for the third quarter of 2010 to 1.51% for the third quarter of 2011.

For the nine-month period ended September 30, 2011 net interest income was $21,188,000, an increase of $2,088,000, or 10.9% over the $19,100,000 reported for the first nine months of 2010. Growth in deposits and earnings assets as well as an increase in the net interest margin contributed to the improvement in net interest income when comparing the nine-month periods. The net interest margin for these same periods was 3.78% and 3.71%, respectively.

For the nine-month period average earning assets increased by $64,631,000, or 8.8%, with average loans increasing $12,352,000, or 2.7%, and average investment securities increasing $51,909,000, or 20.1%. Over this same period average funding sources increased $57,850,000, or 8.2%, with average total deposits increasing $61,246,000, or 9.3%.

When comparing the nine-month periods ended September 30, 2010 and 2011, the average rate earned on earning assets declined 33 basis points from 5.14% to 4.81%, respectively, with the yield on loans and investment securities declining by 11 basis points and 55 basis points, respectively. In comparison, the interest rate paid on total average interest-bearing liabilities declined 44 basis points from 1.62% for the first nine months of 2011 to 1.18% for the first nine months of 2011 with the average rate paid on interest-bearing deposits declining 45 basis points from 1.53% to 1.08% over the same period. When comparing the nine-month periods the average rate paid on time deposits declined 57 basis points from 2.18% for the first nine months of 2010 to 1.61% for the same period in 2011. The decline in the yield on earning assets as well as in the cost of deposits reflects the impact of a long period of historically low interest rates.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss
QNB closely monitors the quality of its loan portfolio and as a result of increases in non-performing and classified loans, higher than normal levels of charge-offs and continued concerns about the economy, QNB continues to record significant provisions for loan losses to reflect these conditions.

Total non-performing assets were $24,718,000 at September 30, 2011 compared with $13,844,000 as of June 30, 2011 and $11,634,000 as of December 31, 2010. Included in this classification are non-performing loans, other real estate owned (OREO) and repossessed assets, and non-performing pooled trust preferred securities. Total non-performing loans, which represent loans on non-accrual status, loans past due more than 90 days and still accruing interest and restructured loans were $21,956,000, or 4.64% of total loans, at September 30, 2011 compared with $11,882,000, or 2.49% of total loans, at June 30, 2011 and $9,872,000, or 2.05% of total loans, at December 31, 2010. The increase in non-performing assets between the second and third quarter of 2011 is primarily the result of several large commercial loan relationships that had signs of financial difficulty and tight collateral values. These loans were placed on non-accrual status because it is possible that all principal and interest payments will not be received as expected. Loans on non-accrual status were $19,219,000 at September 30, 2011 compared with $9,455,000 at June 30, 2011 and $7,183,000 at December 31, 2010. In cases where there is a collateral shortfall on non-accrual loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. Of the total amount of non-accrual loans at September 30, 2011, $12,999,000 are current or past due less than 30 days at September 30, 2011.

QNB had OREO and other repossessed assets of $884,000 as of September 30, 2011 compared with $0 at June 30, 2011 and $90,000 at December 31, 2010. Non-performing pooled trust preferred securities are carried at fair value which was $1,878,000, $1,962,000 and $1,672,000 at September 30, 2011, June 30, 2011 and December 31, 2010, respectively. Total delinquent loans that are thirty days or more past due represented 1.90% of total loans at September 30, 2011 compared with 1.72% of total loans at June 30, 2011 and 2.82% of total loans at December 31, 2010.

QNB recorded a provision for loan losses of $650,000 in the third quarter of 2011 compared to $450,000 in the second quarter of 2011 and $1,200,000 in the third quarter of 2010. For the nine month periods ended September 30, 2011 and 2010 the provision for loan losses was $1,750,000 and $2,600,000, respectively. Net loan charge-offs were $633,000 for the third quarter of 2011, or 0.53% annualized of total average loans, compared with $792,000 for the second quarter of 2011, or 0.67% annualized of total average loans, and $77,000 for the third quarter of 2010, or 0.07% annualized of total average loans. Most of the loans charged-off in the third quarter of 2011 had been recognized as impaired with specific reserves established prior to  June 30, 2011. For the nine-month periods ended September 30, 2011 and 2010 net loan charge-offs were $1,838,000, or 0.52% annualized, and $685,000, or 0.20% annualized, respectively.

QNB's allowance for loan losses of $8,867,000 represents 1.87% of total loans at September 30, 2011 compared to an allowance for loan losses of $8,955,000, or 1.86% of total loans, at December 31, 2010 and $8,132,000, or 1.70% of total loans, at September 30, 2010.

Non-Interest Income
Total non-interest income was $1,082,000 for the third quarter of 2011, an increase of $78,000 compared with the same period in 2010. ATM and debit card income increased $42,000, or 13.2%, and gains on the sale of residential mortgage loans increased $43,000, or 53.1%, when comparing the three month periods. The increase in ATM and debit card income reflects increased usage while the increase in gains on the sale of loans reflects an increase in refinancing activity resulting from the decline in mortgage interest rates during the third quarter of 2011.

Total non-interest income for the nine month period ended September 30, 2011 was $3,092,000, a decrease of $71,000, or 2.2%, from the amount recorded in 2010. Fees for services to customers declined $166,000, or 13.8%, to $1,037,000 and gains on the sale of residential mortgage loans declined $117,000, or 39.3%, to $181,000. The decrease in fees for services to customers was primarily caused by lower overdraft charges as a result of the implementation of new rules under Regulation E. The decline in gains on the sale of residential mortgage loans is a result of less residential mortgage activity during the first six months of 2011 compared with the first six months of 2010 as well as a smaller profit per loan on those sold. As mentioned previously mortgage activity picked up during the third quarter of 2011 as a result of actions by the Federal Reserve Bank to reduce longer term interest rates. Partially offsetting these declines was a $151,000 increase in ATM and debit card income and a $71,000 increase in income on bank-owned life insurance.

Non-Interest Expense
Total non-interest expense was $4,514,000 for the third quarter of 2011, an increase of $36,000 or 0.8% compared to $4,478,000 for the third quarter of 2010. Salaries and employee benefits expense increased $113,000 or 4.7% when comparing the two quarters. Included in salary and benefit expense for the third quarter of 2011 is an accrual of $186,000 for incentive compensation compared to an accrual of $109,000 for the third quarter of 2010. Also included in the third quarter of 2010 was severance related expenses of $130,000 for two former officers of the Bank. Excluding these items salary and benefit expense increased $166,000 or 7.6% when comparing the two quarters. This increase is primarily a result of filling the Chief Operating Officer, Chief Compliance Officer and Chief Information and Technology Officer positions and normal merit increases. Also contributing to the increase in non-interest expense was a $79,000 increase in third party services, primarily costs associated with the conversion to a new online and mobile banking system introduced in September 2011. Partially offsetting these higher costs was a reduction in FDIC insurance expense of $227,000. The FDIC changed the method of calculating the basis of the premium as well as reducing the rate charged.

Total non-interest expense was $13,518,000 for the nine-month period ended September 30, 2011. This represents an increase of $681,000, or 5.3%, from the same period in 2010. Higher salary and benefits expense contributed $604,000 of the increase with the accrual for incentive compensation accounting for $283,000 of the total increase in salary and benefits expense. The other items mentioned above for the quarter, including the severance paid in 2010 and the staffing of certain positions also impacted the nine month salary and benefit expense comparison. Also contributing to the increase in total non-interest expense is a $115,000 increase in net occupancy and furniture and fixtures expense. This increase is primarily related to land lease expense and depreciation on leasehold improvements for the permanent Wescosville branch which opened in October 2010 and an increase in equipment maintenance costs. Third party services costs increased $104,000, or 12.6%, when comparing the nine-month periods with costs associated with the conversion to a new online and mobile banking system and the costs of an executive search firm being the primary contributors. Partially offsetting these increases was a $200,000 reduction in FDIC insurance premiums as noted above.

About the Company
QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates nine branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides retail brokerage services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at www.qnb.com.

Forward Looking Statement
This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
Assets	$875,211	$839,280	$819,445	$809,260	$791,236
Investment securities (AFS & HTM)	352,251	327,936	296,312	293,231	282,098
Loans receivable	472,978	475,710	478,394	482,182	477,940
Allowance for loan losses	(8,867)	(8,850)	(9,192)	(8,955)	(8,132)
Net loans	464,111	466,860	469,202	473,227	469,808
Deposits	757,140	719,681	707,406	694,977	674,247
Demand, non-interest bearing	63,674	65,542	61,881	55,377	53,100
Interest-bearing demand, money market and savings	401,233	360,150	353,844	329,368	309,688
Time	292,233	293,989	291,681	310,232	311,459
Short-term borrowings	25,806	30,553	26,033	29,786	31,173
Long-term debt	20,301	20,303	20,306	20,308	20,311
Shareholders' equity	69,445	66,194	62,683	61,090	62,682

Asset Quality Data (Period End)
Non-accrual loans	$19,219	$9,455	$10,589	$7,183	$8,094
Loans past due 90 days or more and still accruing	87	10	12	268	199
Restructured loans	2,650	2,417	2,387	2,421	1,615
Non-performing loans	21,956	11,882	12,988	9,872	9,908
Other real estate owned and repossessed assets	884	-	-	90	12
Non-accrual pooled trust preferred securities	1,878	1,962	1,709	1,672	1,497
Non-performing assets	$24,718	$13,844	$14,697	$11,634	$11,417

Allowance for loan losses	$8,867	$8,850	$9,192	$8,955	$8,132

Non-performing loans / Loans	4.64%	2.49%	2.71%	2.05%	2.07%
Non-performing assets / Assets	2.82%	1.65%	1.79%	1.44%	1.44%
Allowance for loan losses / Loans	1.87%	1.86%	1.92%	1.86%	1.70%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	For the three months ended,					For the nine months ended,
For the period:	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10	9/30/11	9/30/10

Interest income	$9,085	$9,188	$9,095	$9,189	$9,117	$27,368	$26,994
Interest expense	2,005	2,037	2,138	2,376	2,476	6,180	7,894
Net interest income	7,080	7,151	6,957	6,813	6,641	21,188	19,100
Provision for loan losses	650	450	650	1,200	1,200	1,750	2,600
Net interest income after provision for loan losses	6,430	6,701	6,307	5,613	5,441	19,438	16,500
Non-interest income:
Fees for services to customers	363	347	327	368	392	1,037	1,203
ATM and debit card	359	366	328	326	317	1,053	902
Net gain (loss) on investment securities available-for-sale	(32)	54	(43)	(23)	(47)	(21)	22
Other	392	303	328	505	342	1,023	1,036
Total non-interest income	1,082	1,070	940	1,176	1,004	3,092	3,163
Non-interest expense:
Salaries and employee benefits	2,522	2,408	2,387	2,286	2,409	7,317	6,713
Net occupancy and furniture and equipment	705	690	700	757	681	2,095	1,980
FDIC insurance premiums	41	276	262	262	268	579	779
Other	1,246	1,210	1,071	1,259	1,120	3,527	3,365
Total non-interest expense	4,514	4,584	4,420	4,564	4,478	13,518	12,837
Income before income taxes	2,998	3,187	2,827	2,225	1,967	9,012	6,826
Provision for income taxes	676	752	616	415	349	2,044	1,419
Net income	$2,322	$2,435	$2,211	$1,810	$1,618	$6,968	$5,407

Share and Per Share Data:
Net income - basic	$0.74	$0.77	$0.71	$0.58	$0.52	$2.22	$1.74
Net income - diluted	$0.73	$0.77	$0.70	$0.58	$0.52	$2.21	$1.74
Book value	$21.95	$20.98	$19.94	$19.52	$20.13	$21.95	$20.13
Cash dividends	$0.25	$0.25	$0.25	$0.24	$0.24	$0.75	$0.72
Average common shares outstanding - basic	3,154,529	3,144,935	3,134,449	3,119,039	3,108,535	3,144,711	3,101,025
Average common shares outstanding - diluted	3,168,931	3,161,761	3,145,239	3,132,689	3,123,262	3,158,820	3,112,739

Selected Ratios:
Return on average assets	1.07%	1.18%	1.11%	0.89%	0.82%	1.12%	0.94%
Return on average shareholders' equity	14.31%	15.62%	14.72%	12.08%	11.01%	14.88%	12.69%
Net interest margin (tax equivalent)	3.63%	3.84%	3.89%	3.75%	3.75%	3.78%	3.71%
Efficiency ratio (tax equivalent)	51.97%	52.50%	52.57%	53.76%	55.00%	52.35%	54.24%
Average shareholders' equity to total average assets	7.49%	7.56%	7.55%	7.41%	7.43%	7.53%	7.42%
Net loan charge-offs	$633	$792	$413	$377	$77	$1,838	$685
Net loan charge-offs (annualized) / Average loans	0.53%	0.67%	0.35%	0.32%	0.07%	0.52%	0.20%

Balance Sheet (Average)
Assets	$859,434	$826,901	$806,289	$802,144	$784,500	$831,062	$767,990
Investment securities (AFS & HTM)	332,479	305,196	290,523	280,111	262,160	309,553	257,644
Loans receivable	475,549	477,151	476,699	475,828	474,903	476,462	464,110
Deposits	744,619	714,628	696,877	690,469	669,756	718,883	657,637
Shareholders' equity	64,388	62,531	60,896	59,436	58,327	62,617	56,966

Contacts:	Thomas J. Bisko, CEO	Bret H. Krevolin, CFO
	215-538-5600 x-5612	215-538-5600 x-5716
	tbisko@qnb.com	bkrevolin@qnb.com